Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into effective as of the 29th day of June, 2013, by and between Brian D. Collins, a resident of Williamson County, Tennessee (“Employee”), and Corrections Corporation of America, a Maryland corporation (the “Company”), the two jointly referred to herein as “the Parties.”

WITNESSETH:

WHEREAS, Employee has submitted his voluntary resignation from employment with the Company as Executive Vice President, Chief Human Resources Officer, effective June 28, 2013; and

WHEREAS, the Company desires to accept Employee’s resignation effective on the date set forth above; and

WHEREAS, the Parties desire to provide for other matters as set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in conjunction with Employee’s resignation of employment with the Company, Employee and the Company hereby agree as follows:

1. Compensation. In consideration of the full performance of the promises by Employee contained in this Agreement, the Company agrees to pay Employee the gross sum of $139,050 (the equivalent of six (6) months’ salary at the same rate Employee was being paid as of June 28, 2013,), less all applicable taxes and withholdings. Payment will be made in a lump sum and mailed to an address to be designated by Employee within 10 business days of the final execution by each party of this Agreement and the expiration of any revocation period thereof, whichever is later. Nothing herein shall be construed to affect Employee’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits or any other benefits, the continuation of which is provided by law, and which may be obtained at Employee’s own cost. Employee acknowledges and agrees that his rights, if any, to any stock based compensation previously awarded to him will be governed exclusively by the terms of any applicable agreement relating to such awards.

2. Full Cooperation. In consideration of the compensation provided for in Section 1 above, Employee agrees to cooperate fully in any claim, charge and/or lawsuit which the Company may bring or which may be made or brought against the Company regarding any matter which in any way relates to Employee’s employment and/or association with the Company and/or any matter or project with which Employee was involved during his employment and/or association with the Company regardless of when the claim, charge, and/or lawsuit may be made or filed; and Employee agrees to cooperate generally with the Company and do everything reasonably necessary to facilitate the transition of his responsibilities.

To the extent Employee is required to incur out-of-pocket expenses in order to comply with the obligations of this Section 2, the Company will reimburse Employee for reasonable out-of-pocket expenses so incurred to the extent consistent with and not prohibited by applicable law, policy and/or (in the case of a lawsuit) rules of procedure governing the forum in which the claim, charge, and/or lawsuit is being considered and/or tried. Prior to incurring any such expense, Employee agrees to comply with any Company directives regarding preferred travel arrangements necessitated by Employee’s compliance with Paragraph 2, including but not limited to choice of airline, lodging, and rental car.

3. Release, Discharge and Dismissal. In consideration of the full performance of the promises by the Company contained in this Agreement, Employee, knowingly and voluntarily agrees that he, and any person or entity acting for, through or on his behalf, permanently releases, waives, acquits and forever discharges the Company, any direct or indirect shareholder, parent, subsidiary or affiliate of any of them, and all present and former officers, directors, agents or employees or any of them, along with their successors, heirs and assigns (collectively, the “Released Parties”), from any and all claims Employee or such person or entity, may now have, or at any time heretofore had, or at any other time may have against the Released Parties, whether now known or unknown, and agrees that he has not and will not institute any charge or cause of action in law or equity, in state or federal court, or with any state, federal or local governmental agency, or with any arbitral panel, arising from or attributable to any employment practice or other act or omission whatsoever of the Released Parties, it being the intention of the parties to make this release as broad and as general as the law permits. The only claim not released and discharged hereby is a claim based upon a breach of this Agreement. Without limiting the foregoing general terms, Employee expressly acknowledges that this release shall include any claims against the Company and the Released Parties arising from or relating to his employment relationship with the Company including any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Equal Pay Act of 1963, as amended; 42 U.S.C. § 1981; 42 U.S.C. § 1983; the 1991 Civil Rights Act; the Americans with Disabilities Act (“ADA”) as amended, 42 U.S.C. §§ 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”); the Older Workers’ Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); the Family and Medical Leave Act (“FMLA”), as amended, 29 U.S.C. §§ 2601 et seq.; the Genetic Information and Nondiscrimination Act (“GINA”); the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Sarbanes-Oxley Act of 2002; or any Tennessee state act or law and/or city or county ordinance or law which prohibits employment discrimination as well as retaliation, including but not limited to the Tennessee Human Rights Act, Tenn. Code Ann. §§ 4-21-101 through 4-21-702; the Tennessee Public Protection Act Tenn. Code Ann. § 50-1-304; Tennessee Disability Act, Tenn. Code Ann. §§ 8-50-103 et seq.; the Tennessee Occupational Safety and Health Act, Tenn. Code Ann. §§ 50-3-101 et seq.; Tennessee Workers’ Compensation Law, Tenn. Code Ann. §§ 50-6-101 through 50-6-705;

any claim under federal or state wage payment laws; state and federal family and medical leave acts; Tennessee common law; and any federal, state, or local laws or regulations of any kind, whether statutory or decisional, any claim based on discrimination by reason of race, gender, national origin, handicap, religion and/or age, any claim in tort, for breach of contract, and/or any claim for wrongful discharge.

Employee further agrees that he waives any and all right to recover any damages or compensation awarded as a result of any claim, charge or lawsuit brought by any person or local, state or federal governmental agency on any basis whatsoever related to his former employment, including, but not limited to, the statutes, ordinances and laws set forth above.

4. Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure. Employee acknowledges and agrees that he is, and shall continue to be, bound by the terms of Section 6 of that certain First Amended and Restated Employment Agreement, dated as of January 1, 2012, between the Company and Employee (the “Employment Agreement”) relating to Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure, in each case according to the terms set forth therein.

5. Non-Disparagement. Employee acknowledges that he has no basis for any negative statements against the Company or any other Released Party, and he agrees that he will not directly or indirectly take any action or cause any action to be taken that would be detrimental to the interests of the Company, its employees, customers or agents, including, without limitation, making, causing, encouraging or assisting to be made, any statements, comments or remarks, whether verbal, written or in electronic form, which might reasonably be considered by the Company to be derogatory or defamatory, or to malign, harm, defame, disparage or damage the reputation and good name of the Company, its customers or agents.

6. Termination of Certain Employment Related Agreements. The Company and Employee hereby acknowledge and agree that this Agreement shall serve to terminate all prior and/or existing agreements, understandings and arrangements related to Employee’s employment with the Company, with the exception of any stock based compensation award agreements as referenced in Section 1 above, Sections 5.9 and 6 of the Employment Agreement as well as any other terms and conditions of the Employment Agreement that expressly survive the expiration or earlier termination of the Employment Agreement, and the Indemnification Agreement between the Company and Employee dated September 9, 2009 (collectively, the “Continuing Agreements”). Employee hereby waives any right to notice that may exist under or be implied by the terms of any other agreement, understanding or arrangement regarding the resignation of his employment with the Company and the right to receive any compensation or obtain the benefits of any rights now or in the future under the terms of any such agreement, understanding or arrangement.

7. Acknowledgments. The compensation paid pursuant to Section 1 of this Agreement is acknowledged by Employee to be in excess of any amount owed to Employee by the Company and in full and complete payment, accord, satisfaction and release of any and all claims and liabilities against any of the Released Parties. This Agreement shall not constitute, or be construed as, an admission by any Released Party of any liability to, or the validity of any claim whatsoever by Employee. Employee expressly acknowledges that the Company has advised him that he may consult with an attorney should he desire legal advice before executing this Agreement. Employee acknowledges that this is a complete and permanent waiver, release and settlement of certain legal rights. Employee further acknowledges that he has been given twenty-one (21) days in which to consider entering into this Agreement. Employee specifically, knowingly and voluntarily waives any and all rights or claims arising under the ADEA or the OWBPA, which claims have arisen as of the date this Agreement is executed. Employee acknowledges that this is a complete and permanent waiver, release and settlement of certain legal rights. As evidenced by his signature below, Employee agrees that he has taken such time as he feels is necessary to read and review this Agreement and seek legal advice, and now freely, voluntarily and without coercion agrees to and understands the significance and consequences of its terms.

8. Breach. It is understood and agreed that the breach of any of the covenants in Sections 1 through 7 herein would constitute a material breach of this Agreement entitling either party to obtain injunctive and/or other appropriate relief in the event of said breach, including but not limited to, the return and/or forfeiture by Employee of any and all tendered and untendered payments and benefits referenced in Section 1 of this Agreement at the time of breach. In the event of a breach, any tendered payments must be submitted to the Company within ten (10) business days following said breach or demand of the Company.

9. Amendments. This Agreement may not be amended, modified or supplemented except in writing signed by the parties hereto.

10. Waiver. No waiver, delay, omission or forbearance on the part of any party to exercise any right, option, duty or power arising from any default or breach by the other party shall affect or impair the rights of the non-defaulting party with respect to any subsequent default of the same or a different kind; nor shall any delay or omission of the non-defaulting party to exercise any right arising from any such default affect or impair the non-defaulting party’s rights as to such default or any future default.

11. Severability. If any term, restriction or covenant of this Agreement is deemed invalid or unenforceable, all other terms, restrictions and covenants and the application thereof to all persons and circumstances subject hereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any person or circumstance is deemed invalid or unenforceable, the application of such terms, restriction or covenant to the other persons and circumstances shall remain unaffected to the extent permitted by law.

12. Revocation. Following the execution date of this Agreement, Employee shall have seven (7) days within which to revoke this Agreement, in which case it shall become null and void. To revoke this Agreement, Employee must state his intention to revoke in writing and deliver the writing to the following address before the close of regular business on the seventh day following his execution of the Agreement:

Damon Hininger, President and Chief Executive Officer

Corrections Corporation of America

10 Burton Hills Blvd.

Nashville, Tennessee 37215

Should Employee not exercise his right to revoke this Agreement within seven (7) days following his execution of this Agreement, this Agreement shall remain in full force and effect.

13. Headings. Captions and section headings are used herein for convenience only, and are not part of this Agreement, and shall not by used in construing it.

14. Binding, Effect, Third Parties. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties named herein and their respective successors and assigns.

15. Governing Law. The parties agree that any disputes or controversies relating to this Agreement shall be governed by the substantive laws of the State of Tennessee and not the choice of law rules thereof and that any suit to enforce this Agreement shall be submitted to a court of competent jurisdiction in Davidson County, Tennessee, objections to personal jurisdiction, venue, forum non conveniens, and all other defenses and objections to this forum selection being expressly waived.

16. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements (except for the Continuing Agreements) and understandings, oral or written, between the parties related to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth herein.

CORRECTIONS CORPORATION OF AMERICA

/s/ Damon T. Hininger
Damon T. Hininger
President, Chief Executive Officer

EMPLOYEE

/s/ Brian D. Collins
Brian D. Collins